                                                                     EXHIBIT 99
                              FOR IMMEDIATE RELEASE
                              ---------------------

ST. LOUIS, MISSOURI, March 7, 1996 . . . Brown Group, Inc. reported consolidated net sales from continuing operations for fiscal year 1995, which ended February 3, 1996, of $1,455,896,000 compared to $1,461,637,000 in fiscal
1994.

The company reported earnings from continuing operations for the period of $697,000 or $.04 per share compared to $33,566,000 or $1.91 per share last year. Earnings from continuing operations in fiscal 1995 include nonrecurring aftertax charges of $1,400,000 or $.08 per share for the early adoption of new accounting rules related to asset impairment, and $2,600,000 or $.15 per share for the cost of closing factories net of a gain from the liquidation of associated LIFO inventories. These charges were substantially offset by a recovery of $3,100,000 or $.18 per share of tax reserves resulting primarily from a court ruling overturning an Internal Revenue Service assessment against the Company.

Net earnings, which reflect discontinued operations, were $3,297,000 or $.19 per share in fiscal 1995 compared to $39,398,000 or $2.24 per share in 1994.

There were 17,591,000 shares on average outstanding during fiscal 1995 compared to 17,555,000 in 1994.

Net sales from continuing operations for the fourth quarter of fiscal 1995, which ended February 3, 1996, were $348,672,000 compared to $332,215,000 in 1994. Earnings from continuing operations for the fourth quarter of fiscal 1995 were $3,774,000 compared to earnings of $3,773,000 in 1994 or $.21 per share for both years. The 1995 fourth quarter results include an aftertax charge of $1,400,000 or $.08 per share from the adoption of the new asset impairment accounting rules, and a tax recovery of $4,100,000 or $.23 per share substantially from the previously discussed court ruling.

Net earnings, which reflect discontinued operations, were $6,374,000 or $.36 per share in the fourth quarter of fiscal 1995 compared to $8,323,000 or $.47 per share in 1994.

Announcement of the results was made by B. A. Bridgewater, Jr., Chairman of the Board, President and Chief Executive Officer, who said:

"The value of the structural changes that Brown Group has made was clear this year. They enabled the company to weather the extremely difficult apparel and footwear retail environment of 1995 and to enter 1996 with opportunities for improved performance. Although our financial results throughout the year were adversely affected by the very poor retail business and costs associated with the completion of necessary structural change, we ended the year with tightly run businesses, a sound balance sheet and improving prospects.

"The closing of the company's five remaining shoe factories in November marked the end of an extended period of restructuring for Brown Group. Restructuring costs in 1995 totaled $9 million aftertax, partially offset by LIFO reserve recovery. Over the past decade, more than $120 million has been charged against earnings to pay for extensive changes to our business, including the withdrawal from mature, costly and declining operations.

"As the difficult retail business of 1995 took its toll on our competitors, Brown Group's operations were run very tightly and cautiously.

"Sales for Famous Footwear increased 20 percent during 1995 to $741 million, but same-store sales declined 3.0 percent for the year. The decline in sales combined with higher expenses related to new stores and a second warehouse, and margin pressures, resulted in operating earnings of $19.6 million for the year, down 51 percent from fiscal 1994. When retail business dropped off dramatically in the fourth quarter of 1994 and continued its decline last spring, Famous Footwear's planned rate of expansion was reduced substantially. During 1995, a net of 92 Famous Footwear stores was added and 23 additional net store openings are planned for 1996. There were 814 stores in operation at the end of fiscal 1995.

"Results for our Naturalizer stores also declined in 1995. Sales of $115 million were down 7 percent for the year, same-store sales were down 4.0 percent and an operating loss was reported. There were 313 stores in operation at year-end.

"The company's wholesale businesses -- Brown Shoe Company and Pagoda -- reported combined sales of $531 million in 1995, down 17 percent from last year largely due to the below-plan performance of many of our large customers. As a result, a slight operating loss was reported for these businesses, excluding the cost of the factory closings at Brown Shoe Company. The wholesale sales decline was reversed in the fourth quarter, when Brown Shoe Company reported an increase in sales and Pagoda sales were only slightly below last year.

"Our Canadian Operations continued to perform very well despite the difficult retail environment. Sales of $69 million for the combined wholesale and retail businesses were up 3 percent for the year and these businesses contributed significantly to overall results, with operating earnings of $6.2 million, approximately the same as last year.

"During this period of dramatically difficult retail conditions and restructuring moves to strengthen operations, Brown Group has successfully protected the balance sheet. Our year-end financial position is solid. In the third quarter, the refinancing, at an attractive rate, of $50 million of medium-term debt scheduled to mature in February was completed. Inventories have been tightly controlled, particularly at Famous Footwear where average inventory per store was reduced by 5.5 percent despite the addition of a second warehouse. In addition, year-end net debt as a percent of capital of 44 percent is in line with our plans.

"Accordingly, at its meeting held today, the company's Board of Directors declared a regular quarterly dividend of 25 cents per share, payable April 1, 1996 to shareholders of record on March 18, 1996. This will be the 293rd consecutive quarterly dividend paid by Brown Group. In addition, the Board of Directors approved the replacement of the current Shareholder Rights Plan, which expires later this month, with a new plan due to expire March 18, 2006. Shareholders of record on March 18, 1996 will receive one Common Stock purchase right for each outstanding share of Brown Group Common Stock, exercisable in the event of an acquisition or offer for 20 percent or more of the company's Common Stock. Details of the Plan are outlined in a letter that will be mailed to all shareholders.

"We expect Brown Group to continue to benefit in 1996 from the structural changes we have made:

* At Famous Footwear, the company's focus is now on improved execution and cost control. A lower operating expense ratio and a reduced rate of new store openings should lead to improved results for this business. Famous

    Footwear's strong management, investment in a solid infrastructure -- including state-of-the-art systems and a second distribution center opened in 1995, and market leadership have positioned the company for improved performance as the costs of rapid expansion and infrastructure development in 1994 and 1995 are absorbed and as the more-than 300 stores added in the past two years mature. We are encouraged by February same-store sales results at Famous Footwear that were up 9.3 percent over last year. Although this comparison is against very difficult early spring business last year, it reflects the ability of Famous Footwear to perform comparatively well in difficult retail conditions and to benefit as conditions improve.

* The Naturalizer Retail chain will continue to benefit from the closing of poor stores over the past two years, and improved merchandising and marketing programs. More than 75 stores have been closed in this period as the chain has been consolidated to a stable base of about 300 better-performing stores. These programs contributed to improved performance in late 1995, and a 9.8 percent same-store sales increase in February. The consolidation of the 40 outlet stores recently transferred from Famous Footwear also is expected to contribute to Naturalizer Retail's results after the first quarter transition period.

* The shift to all import sourcing of Brown Shoe Company brands will result in a more than $10 million annual improvement in pre-tax earnings because of higher margins and significant overhead reductions. In addition, the company has invested in more aggressive brand development and marketing, the rewards of which are already apparent as we move into 1996. With the purchase of the Larry Stuart brand in 1995 and improving execution of all brands, the unshipped order position is 17 percent higher than last year for all of Brown's brands. We are encouraged by this very strong forward-order position, with Life Stride and NaturalSport continuing to show particularly strong gains. Improved acceptance of our brands should continue as we place renewed emphasis on the product, and on marketing programs to promote the brands to their target consumers.

* Pagoda's results will benefit from a stronger 1996 license position, including Walt Disney's 'Hunchback of Notre Dame,' continued improvement of the Dr. Scholl's brand; and a tighter cost structure. Pagoda
    International's marketing operations in Europe and Latin America are expected to continue to show solid growth as the company builds the Le Coq Sportif brand of athletic footwear and apparel acquired in 1995.

* Brown Group also will continue to benefit from staffing reductions and associated lower costs for workers' compensation, casualty insurance and other personnel-related plans and from reduced overhead costs.

"Improved early retail sales results in 1996, strong forward-order positions for our branded businesses, and a substantially reduced cost base have created better prospects for Brown Group in 1996 and beyond. We are planning cautiously for what we expect will continue to be a difficult and highly and competitive marketplace. The seasonally slow first quarter will be tight, but early retail results are encouraging, and we expect further improvement as the year progresses."